 EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED -- CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of April 4, 2008, by and between SUNPOWER CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of July 13, 2007, as amended by that certain First Amendment to Credit Agreement, dated August 14, 2007, that certain Second Amendment to Credit Agreement, dated August 31, 2007, that certain Waiver Agreement, dated January 18, 2008, and that certain Third Amendment to Credit Agreement, dated February 13, 2008, and as may be amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
1. Section 1.1 (a) is hereby amended by deleting "July 31, 2008" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "April 4, 2009," with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of April 4, 2008 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2. Section 1.2 (a) is hereby amended by deleting "Fifty Million Dollars ($50,000,000.00)" as the maximum principal amount available under the Letter of Credit Line, and by substituting for said amount "One Hundred and Fifty Million Dollars ($150,000,000.00)."

3. Section 1.3 (c) is hereby deleted in its entirety, and the following substituted therefor:
“(c)           Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the issuance and each annual renewal, if any, of each Letter of Credit equal to two-tenths of one percent (0.20%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, (ii) fees upon the issuance of each Subfeature Letter of Credit equal to one percent (1.00%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (iii) fees upon the payment or negotiation of each drawing under any Letter of Credit or Subfeature Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit or Subfeature Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit or Subfeature Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.  The standard fees and charges in effect as of the date hereof are set forth in Schedule 1.3 hereto.”

Schedule 1.3 is hereby deleted in its entirety and Schedule 1.3 attached hereto is substituted therefor.

4. Sections 1.5 and 1.6 are hereby deleted in their entirety, and the following substituted therefor:

“SECTION 1.5.                                COLLATERAL.

As security for all indebtedness of Borrower to Bank in connection with Letters of Credit issued (or deemed issued) under the Letter of Credit Line, Borrower shall grant to Bank security interests in Borrower’s deposit account * * * maintained at Bank and Borrower’s investment account * * * maintained at Bank, in each case with including renewals thereof, together with all proceeds thereof.

All of the foregoing shall be evidenced by and subject to the terms of a security agreement dated as of the date hereof.  Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security.

SECTION 1.6.                                           GUARANTIES.  The payment and performance of all indebtedness and other obligations of Borrower to Bank under the Line of Credit shall be jointly and severally guaranteed by SunPower Corporation, Systems (formerly known as PowerLight Corporation), a Delaware corporation, SunPower North America, Inc., a Delaware corporation and SunPower Systems SA, a Swiss corporation in the principal amount of Fifty Million Dollars ($50,000,000.00) each, as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Bank.  Borrower shall cause each newly-acquired or newly-formed Domestic Material Subsidiary (as defined in Section 2.12) to execute a joinder to said guaranty within 30 days after its qualifying as a Domestic Material Subsidiary.  Each Subsidiary which executes or is required to execute such guaranty or a joinder thereto shall be referred to as a “Third Party Obligor.””

Borrower shall deliver to Bank a legal opinion from Swiss counsel to SunPower Systems SA in form and substance acceptable to Bank.

Borrower represents and warrants that Borrower is relying upon its own expertise or has obtained independent advice with respect to tax law and regulations concerning guarantees from foreign subsidiaries.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

5. Section 4.3 (c) is hereby deleted in its entirety, and the following substituted therefor:

"(c)           not later than 15 days after and as of the end of each month, bank and/or brokerage statements reflecting compliance with the Liquidity covenant set forth in Section 4.9 (a) below;"

6. Sections 4.9 (a), (b) and (c) are hereby deleted in their entirety, and the following substituted therefor:
“(a)           Minimum Liquidity (defined as unencumbered and unrestricted cash, cash equivalents, and marketable securities acceptable to Bank, which, if cash, is U.S. Dollar denominated, or if held in an account not maintained in the United States, is denominated in any currency for which a U.S. Dollar equivalent is routinely calculated by Bank, and, if other than cash, consist of financial instruments or securities, acceptable to Bank, collectively, “Eligible Assets”) equal to or greater than two (2.00) times the Bank’s commitment under the Line of Credit with a minimum of $75,000,000.00 of such liquidity to be held in accounts maintained in the United States, determined as of the end of each calendar month.  For purposes of calculating U.S. Dollar equivalent value of Eligible Assets not denominated in U.S. Dollars, Bank will convert the value of such assets as of the applicable statement date based on Bank’s foreign exchange closing rates for such date.  Without limiting the foregoing, "Eligible Assets" shall include Borrower's auction rate securities listed on Schedule 4.9(a) (each such security, an “Auction Rate”), subject to the terms of the next paragraph.

So long as Borrower maintains Minimum Liquidity (including Auction Rates) equal to or greater than three (3.00) times the Bank's commitment under the Line of Credit, Bank shall value each Auction Rate at the market rate bid for such Auction Rate at each month’s end, as (i) communicated to Bank by Wells Capital Management Incorporated (“WCMI”), or (ii) in the event that WCMI is unable to determine a market rate bid, as determined and publicly announced by such other source as Bank in its sole discretion considers acceptable.  In the event that Borrower's Minimum Liquidity (including Auction Rates) is less that three (3.00) times the Bank’s commitment under the Line of Credit, Bank reserves the right to discount the WCMI (or, as applicable, other source’s) value in Bank’s reasonable discretion.  The foregoing terms of this paragraph shall cease to be effective at such time that Bank in good faith determines that liquidity has been restored to the auction rate market in the United States and that the auction rate securities market is functioning substantially as it did prior to the current auction rate liquidity crisis.  Following such determination, "Eligible Assets" shall include Borrower's auction rate securities to the extent permissible under Bank’s policies at such time.

(b)           Total Liabilities divided by Tangible Net Worth not greater than 2.00 to 1.0, determined as of the end of each fiscal quarter, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals.  Without limitation of the foregoing, Total Liabilities shall include the amount available to be drawn under all outstanding letters of credit (including Letters of Credit) issued for the account of Borrower and/or any Subsidiary.

(c)           Net Income after taxes not less than $1.00 in each period of four consecutive fiscal quarters, determined as of each fiscal quarter end on a rolling 4-quarter basis, and with “Net Income” defined as net income on a GAAP basis plus (i) amortization of intangibles and in-process research and development expenses related to the acquisition of PowerLight Corporation, a California corporation, by Borrower on January 10, 2007, and (ii) any amortization of intangibles and or one time charges due to permitted acquisitions after the date hereof.  Borrower shall not have a single quarterly net loss of more than $35,000,000.00 or consecutive quarterly net losses in aggregate of more than $35,000,000.00, in each case calculated on a GAAP basis as adjusted herein.”

7. Section 4.10 is hereby deleted in its entirety and the following substituted therefore:

SECTION 4.10.                                           NOTICE TO BANK.  Promptly (but in no event more than ten (10) business days after an officer of Borrower first has knowledge of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Third Party Obligor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower or any Third Party Obligor is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property which could reasonably be expected to have a Material Adverse Effect, or (e) any request for Borrower to perform under the terms of any guaranty permitted under Section 5.4(i).

8. Sections 5.2, 5.3 and 5.4 are hereby deleted in their entirety, and the following substituted therefor:

                                               “SECTION 5.2.  CAPITAL EXPENDITURES.  Make any additional investment in fixed assets in fiscal year ending December 28, 2008 in excess of an aggregate of Three Hundred Fifty Million Dollars ($350,000,000.00), on a consolidated basis.

SECTION 5.3.                                 OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower or such Third Party Obligor to Bank, and (b) Permitted Indebtedness.  “Permitted Indebtedness” shall mean (i) indebtedness of Borrower or a Third Party Obligor to Borrower or any Subsidiary in the ordinary course of business, (ii)  indebtedness in favor of Solon AG and its affiliates under the Amended and Restated Supply Agreement, dated as of April 14, 2005, as amended, between Borrower and Solon AG fur Solartechnik; (iii) indebtedness in favor of customers and suppliers of the Borrower and its Subsidiaries in connection with supply and purchase agreements in an aggregate principal amount not to exceed Two Hundred Million dollars ($200,000,000.00) at any one time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof); (iv) 1.25% senior convertible debentures issued in February 2007 in the aggregate principal amount of Two Hundred Million dollars ($200,000,000.00) plus accrued interest thereon; (v) obligations owed to Travelers Casualty and Surety Company of America and St. Paul Fire and Marine Insurance Company, and their affiliates (collectively, “Travelers”) in connection with obligations under the General Contract of Indemnity with Travelers, pursuant to which Travelers issues bonds or otherwise secures performance of Borrower and Subsidiaries for the benefit of their customers and contract counterparties; (vi) 0.75% senior convertible debentures issued in August 2007 in the aggregate principal amount of Two Hundred Twenty-Five Million Dollars ($225,000,000.00) plus accrued interest thereon; and (vii) additional indebtedness of Borrower and Third Party Obligors in an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000.00) outstanding at any one time.”

SECTION 5.4.                                GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or such Third Party Obligor as security for, any liabilities or obligations of any person or entity, other than (i) in the ordinary course of business (x) Borrower may guarantee the obligations of any Third Party Obligor or any other Subsidiary, and (y) any Third Party Obligor may guarantee (A) the obligations of Borrower or (B) the obligations of other Third Party

Obligors or any other Subsidiary, in each case for any obligation other than obligations for borrowed money, (ii) any guaranty in favor of Bank, (iii) and guaranties in favor of Travelers Casualty and Surety Company of America and St. Paul Fire and Marine Insurance Company (together with their affiliates, collectively, “Travelers”) in connection with obligations under the General Contract of Indemnity with Travelers, pursuant to which Travelers issues bonds or otherwise secures performance of Borrower and Subsidiaries for the benefit of their customers and contract counterparties, and (iv) guaranties and liabilities that constitute Permitted Indebtedness.

9. Section 5.5 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.5.  LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) additional loans or advances by Borrower or such Third Party Obligor to employees and officers in the ordinary course of business and in amounts not to exceed an aggregate of Five Million Dollars ($5,000,000.00) outstanding at any time, (c) investments which are made in accordance with Borrower’s Investment Policy as from time to time adopted by its Board of Directors, (d) investments which constitute Specified Transactions, as defined in Section 5.8, below, (e) any of the foregoing that constitute Permitted Indebtedness, (f) advances to, or investments in, a Subsidiary or in Woongjin Energy by Borrower or any Third Party Obligor in the ordinary course of business; and (g) prepayment of obligations to vendors and suppliers in the ordinary course in an amount not to exceed Three Hundred Million Dollars ($300,000,000.00).”

10. Section 5.8 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.8.  SPECIFIED TRANSACTIONS.  Enter into any Specified Transaction with respect to which the Total Non-Stock Consideration paid or payable by Borrower and/or any Subsidiary exceeds Two Hundred Million Dollars ($200,000,000.00) in the aggregate per fiscal year; provided, however, that Borrower and any Third Party Obligor may enter into a Specified Transaction regardless of the value of Total Non-Stock Consideration so long as such Specified Transaction involves no unaffiliated third parties and involves only (i) the Borrower and one or more Subsidiaries or (ii) two or more Subsidiaries.  “Specified Transaction” means any of the following, provided that the applicable transaction has been approved by the Board of Directors of the entity (i) whose assets or equity interests are being acquired, or (ii) which is merging with Borrower or a Third Party Obligor:

(a)           the acquisition by Borrower or a Third Party Obligor of all or substantially all of the assets of another entity or division of such entity;

(b)           the merger or consolidation of any Third Party Obligor with or into any other entity, provided that the surviving entity shall be a Third Party Obligor;
(c)           the acquisition by Borrower or any Third Party Obligor of a controlling or majority interest in any other entity; and

(d)           investments in other entities, including joint ventures.

“Total Non-Stock Consideration” means all consideration whatsoever (other than stock in Borrower or a Subsidiary) and shall include, without limitation, cash, other property, assumed indebtedness, amounts payable, whether evidenced by notes or otherwise and “earn-out” payments.”

11. Section 5.10 is hereby deleted in its entirety, and the following substituted therefor:
“SECTION 5.10.                                           CASH LIMIT.  Cause or permit SunPower Philippines Manufacturing, Ltd.’s cash, cash equivalents and marketable securities at any time to exceed an aggregate of Twenty-five Million Dollars ($25,000,000.00).”

12. Section 6.1(g) is hereby deleted in its entirety, and following substituted therefore:

“(g)        Borrower is called upon to satisfy any guaranty obligation or simultaneous guaranty obligations permitted under Section 5.4(i) with an aggregate liability in excess of $10,000,000.00, where Borrower's performance of such obligations, as substantiated by the beneficiary thereof, is not contingent on any additional condition, including the passage of time.”

13. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

14. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SUNPOWER CORPORATION	WELLS FARGO BANK, NATIONAL ASSOCIATION
/s/ Emmanuel T. Hernandex	/s/ Matthew Servatius
Emmanuel T. Hernandez	Matthew Servatius
Chief Financial Officer	Vice President

Schedule 1.3

Price Schedule — Trade Services

As of April 2008
Services	Price
STANDBY LC
Issuance	20 bps p.a.
Amendment—Increase	20 bps p.a.
Amendment—No Increase	$65.00 min.
Examination/Payment	20 bps, $250.00 min.
Transfer	20 bps, $250.00 min.
Assignment	$500.00 ($750.00 with LC copy)
Consultation to Structure LC	$200.00/hr.
Special Handling	$250.00 min.
Cancellation	$100.00

Schedule 4.9(a)

SPWR-CITI	106238FJ2	BRAZOS HGR ED-ARS-A5
SPWR-CITI	268440AM6	EFSI 2005-1 A4
SPWR-CITI	78442GFW1	SLM STUDENT LOAN TRUST
SPWR-MONEYMARKETONE	19458LAW0	COLLEGIATE FUNDING SERVICES ED
SPWR-MONEYMARKETONE	280907BH8	ELI 2004-1 A3
SPWR-MONEYMARKETONE	78442GFW1	SLM STUDENT LOAN TRUST
SPWR-MONEYMARKETONE	19458LAN0	COELT 2003-B A6